Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA.

The following selected financial data as of and for the fiscal years ended January 31, 2006, 2005, 2004, 2003, and 2002, respectively, have been derived from our consolidated financial statements audited by KPMG LLP, independent registered public accounting firm. These historical results are not necessarily indicative of the results of operations to be expected for any future period.

The data set forth below (in thousands, except per share data) should be read in conjunction with Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements included in Item 8. “Financial Statements and Supplementary Data.”

The following tables reflect the impact of the accounting policy change on the January 31, 2006 fiscal year end consolidated financial statement. (See Note 2A in the Notes to the Consolidated Financial Statements.)

	Fiscal Year Ended January 31,
	2006	2005	2004	2003	2002
	(As Adjusted - Note 2A)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues
Service revenues	$167,194	$107,166	$61,560	$39,261	$19,297
Technology revenues	3,665	8,310	15,797	20,909	100
Hardware revenues	72,093	111,275	72,882	45,620	—
Rebates, revenue share, and other payment to the channel	(47,027)	(54,696)	(9,159)	(9,780)	—

Net Revenues	195,925	172,055	141,080	96,010	19,397

Cost and Expenses
Cost of service revenues	34,179	29,360	17,705	17,119	19,852
Cost of technology revenues	782	6,575	13,609	8,033	62
Cost of hardware revenues	86,817	120,323	74,836	44,647	—
Research and development	41,087	37,634	22,167	20,714	27,205
Sales and marketing	35,047	37,367	18,947	48,117	104,897
General and administrative	38,018	16,593	16,296	14,465	18,875

Loss from operations	(40,005)	(75,797)	(22,480)	(57,085)	(151,494)

Interest income	3,084	1,548	498	4,483	2,163
Interest expense and other	(14)	(5,459)	(9,587)	(27,569)	(7,374)

Loss before income taxes	(36,935)	(79,708)	(31,569)	(80,171)	(156,705)
Provision for income taxes	(64)	(134)	(449)	(425)	(1,000)

Net Loss	(36,999)	(79,842)	(32,018)	(80,596)	(157,705)
Less: Series A redeemable convertible preferred stock dividend	—	—	—	(220)	(3,018)
Less: Accretion to redemption value of Series A redeemable convertible preferred stock	—	—	—	(1,445)	—

Net loss attributable to common shareholder	$(36,999)	$(79,842)	$(32,018)	$(82,261)	$(160,723)

Net loss per share
Basic and diluted	$(0.44)	$(0.99)	$(0.48)	$(1.61)	$(3.74)
Weighted average shares used to calculate basic and diluted net loss per share	83,683	80,264	66,784	51,219	42,956

	As of January 31,
	2006	2005	2004	2003	2002
	(As Adjusted - Note 2A)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$85,298	$87,245	$138,210	$40,401	$46,527
Short-term investments	18,915	19,100	5,025	3,800	5,800
Total assets	159,008	160,052	183,891	82,320	149,934
Current redeemable convertible preferred stock	—	—	—	—	2
Long-term portion of convertible notes payable	—	—	6,005	4,265	18,315
Long-term portion of convertible notes payable-related parties	—	—	—	3,920	9,426
Long-term portion of deferred revenues	67,575	63,131	46,035	32,373	23,552
Long-term portion of obligations under capital lease	—	—	—	—	2
Total paid-in capital for current redeemable convertible preferred stock and redeemable common stock	—	—	—	—	46,553
Total stockholders’ equity (deficit)	(29,372)	(2,692)	65,632	(24,697)	(29,944)

Quarterly Results of Operations

The following table represents certain unaudited statement of operations data for our eight most recent quarters ended January 31, 2006. In management’s opinion, this unaudited information has been prepared on the same basis as the audited annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair representation of the unaudited information for the quarters presented. This information should be read in conjunction with our audited consolidated financial statements, including the notes thereto, included elsewhere in this Current Report. The results of operations for any quarter are not necessarily indicative of results that may be expected for any future period. Certain amounts in prior periods have been reclassified to conform to the current year presentation.

The following table reflects the impact of the accounting policy change on the January 31, 2006 fiscal year end consolidated financial statement. (See Note 2A in the Notes to the Consolidated Financial Statements.)

	Three Months Ended
	Jan 31, 2006	Oct 31, 2005	Jul 31, 2005	Apr 30, 2005	Jan 31, 2005	Oct 31, 2004	Jul 31, 2004	Apr 30, 2004
	(As Adjusted - Note 2A)
	(unaudited, in thousands except per share data)
Revenues
Service revenues	$46,305	$42,296	$40,249	$38,344	$32,996	$27,678	$24,333	$22,159
Technology revenues	663	901	425	1,676	1,169	699	3,427	3,015
Hardware revenues	32,266	24,652	4,649	10,526	50,452	27,894	18,592	14,337
Rebates, revenue share, and other payments to channel	(19,167)	(18,234)	(5,988)	(3,638)	(25,188)	(17,944)	(6,576)	(4,988)

Net revenues	60,067	49,615	39,335	46,908	59,429	38,327	39,776	34,523
Cost of revenues
Cost of service revenues	10,250	8,431	6,859	8,639	10,426	6,505	6,836	5,593
Cost of technology revenues	(121)	77	599	227	440	1,465	2,708	1,962
Cost of hardware revenues	38,811	24,667	7,697	15,642	52,267	28,486	22,720	16,850

Total cost of revenues	48,940	33,175	15,155	24,508	63,133	36,456	32,264	24,405

Gross margin	11,127	16,440	24,180	22,400	(3,704)	1,871	7,512	10,118
Operating Expenses
Research and development	10,693	9,712	9,778	10,904	11,206	9,291	8,138	8,999
Sales and marketing	10,637	10,006	7,574	6,830	11,529	14,212	6,026	5,600
General and administrative	11,769	11,702	8,409	6,138	4,194	4,366	3,794	4,239

Loss from operations	(21,972)	(14,980)	(1,581)	(1,472)	(30,633)	(25,998)	(10,446)	(8,720)

Interest income	900	826	734	624	458	397	366	327
Interest expense and other	(1)	(10)	(2)	(1)	(3,464)	(671)	(668)	(656)

Income (loss) before income taxes	(21,073)	(14,164)	(849)	(849)	(33,639)	(26,272)	(10,748)	(9,049)
Provision for income taxes	(13)	—	(43)	(8)	(26)	(78)	(12)	(18)

Net income (loss)	$(21,086)	$(14,164)	$(892)	$(857)	$(33,665)	$(26,350)	$(10,760)	$(9,067)

Net Income (loss) per common share basic and diluted	$(0.25)	$(0.17)	$(0.01)	$(0.01)	$(0.42)	$(0.33)	$(0.13)	$(0.11)

Weighted average common shares used to calculate basic net income (loss) per share	84,643	84,201	83,506	82,381	80,793	80,267	80,197	79,800

Weighted average common shares used to calculate diluted net income (loss) per share	84,643	84,201	86,479	82,381	80,793	80,267	80,197	79,800

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